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                                                                     EXHIBIT 8.1



                 [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 January 8, 2001


Bank United Corp.
3200 Southwest Freeway
Suite 2600
Houston, Texas  77251-1370

Ladies And Gentlemen:

            Reference is made to the Registration Statement on Form S-4 (as amended, the "Registration Statement") of Bank United Corp. Litigation Contingent Payment Rights Trust, a Delaware business trust (the "Trust"), filed in connection with the registration and issuance of contingent payment right certificates of the Trust, the distribution of which will be effected by a reorganization of Bank United Corp., a Delaware corporation ("Bank United"), in which a wholly owned subsidiary of Bank United will merge with an into Bank United immediately prior to the proposed merger of Bank United with and into Washington Mutual, Inc., a Delaware corporation.

            The section entitled "Material Federal Income Tax Consequences," insofar as it relates to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the holding and sale of contingent payment rights certificates issued by the Trust.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz